Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Global Crossing Limited (Form S-8 No.’s 333-121079, 333-125281, 333-133520 and 333-157705 and Form S-3 No. 333-159051) of our report dated February 23, 2010, (except for Note 26, as to which the date is June 17, 2010), with respect to the consolidated financial statements and schedule of Global Crossing Limited included in this Current Report (Form 8-K) dated June 17, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

June 17, 2010